Exhibits 5.1 and 23.1

September 17, 2021

Coroware, Inc.

13110 NE 177th Place, Suite 145

Woodinville, WA 98072

Re: Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

I am counsel for Coroware, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering of up to 5,000,000,000 shares of the common stock, $0.0001 par value per share (“Common Stock”), of the Company under the Securities Act of 1933, as amended, through a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about September 17, 2021.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Delaware;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Offering Statement and the prospectus contained within the Offering Statement; and

(5) The other exhibits of the Offering Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 5,000,000,000 shares of common stock that are issuable and being offered by the Company will be legally issued, fully paid and non-assessable when offered under the Offering Statement, pursuant to the laws of the State of Delaware and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Offering Statement and to the use of my name under the caption “EXPERTS” in the offering circular constituting a part thereof.

Law Offices of Gary L. Blum

/s/ Gary L. Blum, Esq.
Gary L. Blum, Esq.